EXHIBIT 99.1

NYSE:	OK
NASDAQ-NMS:	HBFW
FOR RELEASE:	8:00 A.M.
DATE:	JUNE 16, 2000
CONTACTS:	OLD KENT FINANCIAL CORPORATION
	ALBERT T. POTAS (Investor/Analysts)	(616) 771-1931
	PEGGY JANEI (Media - Michigan)	(616) 771-5257
	JEANNE NORCROSS (Media - Indiana)	(219) 422-3502

HOME BANCORP
	MARVIN C. SCHUMM	(219) 422-3502

OLD KENT TO PURCHASE HOME BANCORP
-Old Kent to establish presence in Fort Wayne, Indiana-

          Grand Rapids, Michigan - David J. Wagner, Chairman, President and CEO of Old Kent Financial Corporation, and C. Philip Andorfer, Chairman of Home Bancorp, announced today that they have signed a definitive agreement for the acquisition of Home Bancorp by Old Kent.

          Home Bancorp, the holding company for Home Loan Bank fsb, is headquartered in Fort Wayne, Indiana, and had assets of $403 million and deposits of $353 million at March 31, 2000. Home Loan Bank serves Allen and Adams Counties from 10 banking locations; seven in Fort Wayne, two in Decatur and one branch in New Haven.

          Mr. Wagner stated, "We are very pleased by this natural extension of our franchise into these attractive Indiana markets." Fort Wayne, the 2nd largest city in Indiana, is located in one of the fastest growing counties in the state and was ranked among the top 50 best small metro areas in America for starting and growing a business by INC. magazine (12/99).

          Mr. Andorfer commented, "We view the transaction as being beneficial to Home Bancorp's customers and shareholders. Old Kent offers a broad array of products and services, and is highly committed to its customers and the communities it serves. In addition, Old Kent has historically delivered excellent shareholder value as evidenced by its ten year total annual return to shareholders of 21%."

          The merger is subject to the customary approvals by Home Bancorp shareholders and by regulatory authorities. This transaction is expected to be completed during the fourth quarter of 2000.

          The merger will be treated as a "purchase" transaction for accounting purposes, and as a tax free exchange of shares. Home Bancorp shareholders will receive approximately 1.3 million shares of Old Kent stock, using an exchange ratio of 0.6614 for each share of Home Bancorp ($19.59 per share based on Old Kent's closing price on June 15, 2000). The total value of the transaction would be $39 million.

          Old Kent is a financial holding company headquartered in Grand Rapids, Michigan, with a 41 year history of consecutive increases in annual per share earnings and dividends. It operates nearly 300 banking offices in Michigan, Illinois and Indiana as well as a national mortgage franchise. At April 1, 2000, Old Kent had total assets of approximately $21 billion.

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